Exhibit 10.25

Summary of Loan Agreement

Loan from Hanting Kaiyuan Rural Credit Cooperative

On July 1, 2007, PRC Yuhe entered into a loan agreement with Hanting Kaiyuan Rural Credit Cooperative. Pursuant to the loan agreement, Hanting Kaiyuan Rural Credit Cooperative loaned PRC Yuhe $1,062,313 at an interest rate of 9.248% per annum. PRC Yuhe is obligated under such loan agreement to pay interest monthly and repay the loan on its maturity date, January 1, 2009. PRC Yuhe uses the loan to finance the purchase of raw materials. The loan is secured by the plant and equipment of PRC Yuhe with a net book value of $1,362,080 as of June 30, 2008. There are no material covenants, conditions or restrictions in PRC Yuhe’s loan agreements with Hanting Kaiyuan Rural Credit Cooperative.